UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006

___________

HIGHLANDS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-27622 (Commission File Number)	54-1796693 (IRS Employer Identification No.)

P.O. Box 1128 Abingdon, Virginia (Address of principal executive offices)	24212-1128 (Zip Code)

Registrant’s telephone number, including area code: (276) 628-9181

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On September 13, 2006, the Board of Directors of Highlands Bankshares, Inc. (the “Company”) approved the Highlands Bankshares, Inc. 2006 Equity Compensation Plan (the “Plan”). The complete text of the Plan is being filed as an exhibit to this report and is incorporated by reference into this Item 1.01. The following general description of the principal features of the Plan is qualified in its entirety by reference to such exhibit.

General Information

The Plan authorizes the Personnel and Compensation Committee (the “Committee”) of the Board of Directors to grant one or more of the following awards to directors, officers, key employees, consultants and advisors to the Company and its subsidiaries who are designated by the Committee:

•	options;
•	stock appreciation rights (“SARs”);
•	stock awards; and
•	stock units.

The Committee will administer the Plan. As used in this summary, the term “administrator” means the Committee.

The Company is authorized to issue under the Plan up to 200,000 shares of its Common Stock. Generally, if an award is forfeited, expires or terminates, the shares allocated to that award under the Plan may be reallocated to new awards under the Plan. Shares surrendered pursuant to the exercise of a stock option or other award or in satisfaction of tax withholding requirements under the Plan may also be reallocated to other awards.

The Plan provides that, if there is a stock split, stock dividend or other event that affects the Company’s capitalization, appropriate adjustments will be made in the number of shares that may be issued under the Plan and in the number of shares and price of all outstanding grants and awards made before such event.

The Plan also provides that no award may be granted more than 10 years after the date that it is adopted by the Company’s Board of Directors, which was September 13, 2006. The Company is not seeking shareholder approval of the Plan because such approval is not required.

Grants and Awards under the Plan

The principal features of awards under the Plan are summarized below.

Stock Options. The Plan permits the grant of non-qualified stock options. The exercise price for options will not be less than the fair market value of a share of Common Stock on the date of grant. Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of grant. The period in which an option may be exercised is determined by the Committee on the date of grant, but may not exceed 10 years. Payment of the option exercise price may be in cash, in a cash equivalent acceptable to the administrator, with shares of Common Stock or with a combination of cash and shares of Common Stock. If the agreement provides, payment may be made by the Company by withholding shares of Common Stock upon exercise to the extent permitted under applicable laws and regulations.

Stock Appreciation Rights. SARs may be granted either independently or in combination with underlying stock options. Each SAR will entitle the holder upon exercise to receive the excess of the fair market value of a share of Common Stock at the time of exercise over the SAR’s initial value, which cannot be less than the fair market value of a share of Common Stock on the date of grant of the SAR. At the discretion of the Committee, all or part of the payment in respect of a SAR may be in cash, shares of Common Stock or a combination thereof. The maximum period in which a SAR may be exercised is 10 years from the date of its grant.

Stock Awards. The Committee may also grant stock awards that entitle the participant to receive shares of Common Stock. A participant’s rights in the stock award may be forfeitable or otherwise restricted for a period of time or subject to conditions set forth in the grant agreement. The administrator may, in its discretion, waive the requirements for vesting or transferability for all or part of the stock awards in connection with a participant’s termination of employment or service.

Stock Units. The Committee may also award stock units, which is an award stated with reference to a number of shares of Common Stock. The award may entitle the recipient to receive, upon satisfaction of performance objectives or other conditions prescribed by the administrator and set forth in the award agreement, cash, shares of Common Stock or a combination of cash and Common Stock.

Amendment and Termination

The Board of Directors may amend or terminate the Plan at any time. No amendment, however, may adversely affect any rights of a Plan participant under any award outstanding at the time of the amendment without such participant’s consent.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Highlands Bankshares, Inc. 2006 Equity Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLANDS BANKSHARES, INC.
(Registrant)

Date: September 19, 2006	By:	/s/ James R. Edmondson

James R. Edmondson

Vice President of Accounting

EXHIBIT INDEX

Exhibit No.	Description

10.1	Highlands Bankshares, Inc. 2006 Equity Compensation Plan